Exhibit 99.1

Title Slide

The Stanley Works

Replacement Financing For HSM Bridge Loan (Completed 3/20/07)

March 21, 2007

Slide 1-Cautionary Statements

Certain statements contained in this presentation are forward looking. These are based on assumptions of future events which may not prove to be accurate. They involve risk and uncertainty. Actual results may differ materially from those expected or implied. We direct you to the cautionary statements detailed in our recent 34 Act SEC Filings.

Slide 2-Refinancing Overview

Instrument                                            $’s                           % (1)
Mandatory convertible units            $330M(2)                  1.5% (3)
Term debt (3-year)                           $200M                       5.0%
Total Financing                                $530M                       2.8%

(1) GAAP effective interest rate
(2) $300M original offering & $30M green shoe
(3) Swap Adjusted Fixed Rate

Slide 3-Financing Benefits

1. A/A2 Credit Ratings Maintained

-Rating Agency treatment of mandatory convertible units is 75% equity ($248M) and 25% debt ($82M)

2. Optimize short- and long-term costs

-New structure is 2.8% per annum, vs. 5.1% term loan (5-year)

-Significantly lower cost of capital than 75% equity/25% debt

3. Earnings Dilution Minimized

-No dilution during first 3 years of 5-year convertible debt period until share price appreciates > 19%

-Dilution in year 3 = $330M common stock issue

-Using bond hedge & warrants, convertible premium is set at 60%

-SWK retains up to 60% share price appreciation for 5 years...fewer shares issued as shares appreciate

Slide 4-Mandatory Convertible Units

—Structure Highly Advantageous To SWK—

Convertible debt

-5-year life

-Coupon = Floating Libor minus 350 bps

wInitial Setting ~ 1.9%, swapped to 1.5% fixed for first 3 yrs

-Premium 19% — net share/cash settlement of “in the moneyness”

Stock purchase contract

-Investors obligated to purchase shares in year 3

-One way Stock Purchase Contract:

wSWK keeps all the upside – No appreciation is granted to investor as fewer shares are issued as stock price increases

wSWK has down side protection – Investors must pay $54.45 floor for the stock even if the share price declines

Bond hedge and warrant

-Concurrent execution effectively resets stated convertible debt premium to 60% from 19%

—A Statement Of Confidence About Future Performance—

Slide 5-Cash Flow Also Advantageous

Timing Event Cash Flow

March ’07 Convertible debt proceeds $330M 3-Year term debt proceeds $200M

March ’10 Re-pay term loan ($200M) May ’10 Shares issued for cash $330M

May ’12 Convertible debt matures ($330M)

Net Cash Inflow $330M

—Equity Proceeds Realized 2 Years Prior To Debt Maturity—

Slide 6-Balance Sheet

A/A2 Ratings Maintained...

1Q07 $450M ETPS $330M Equity Unit 1Q07 FCST 50% ADJ 75% ADJ FCST*

FACOM ’05 HSM ’07

Cash 190

Other Assets 4,354

Debt 1,519 (225) (248) 1,046

Other Liabilities 1,389

Equity 1,636 225 248 2,109

Total Capital 3,155 3,155

Debt/Capital 48%

Adj. Debt/Capital* 33%

*The adjustments for equity content in the ETPS and Equity Units are consistent with the treatment by the nationally recognized statistical ratings organizations that rate the company’s debt securities and, thus, the adjusted debt to capital ratio is considered a relevant measure.

—Balance Sheet Discipline In High Growth Mode—

Slide 7-Summary

—Long-Term HSM Acquisition Financing—

-Short-term and long-term costs optimized
-A/A2 credit ratings preserved
-Equity and earnings dilution minimized
-Cash flow advantaged